exhibit 10.1

China Shangdong Industries, Inc.
c/o Shandong Caopu Arts & Crafts Co. Ltd.
No. 2888 Qinghe Road
Development Zone Cao County
Shandong Province 274417
Peoples Republic of China

July 1, 2010

Re:     Board of Directors - Offer Letter

Dear [_____],

China Shandong Industries, Inc., a Delaware corporation (the “Company”), is pleased to offer you a director position on its Board of Directors (the “Board”).

Should you choose to accept this position as a member of the Board, this letter shall constitute an agreement between you and the Company (the “Agreement”) and contains all the terms and conditions relating to the services you are to provide.

1.    Term. This Agreement shall be for the ensuing year, commencing on July 1, 2010 (the “Effective Date”). Your term as director shall continue until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholder’s meeting in accordance with the Company’s by-laws, and the terms and provisions of this agreement shall remain in full force and effect unless you resign from or are not re-elected to or are dismissed from the position or unless otherwise revised on such terms as mutually agreed to by you and the Company.

2.    Services. You shall render services as a member of (i) the Board, and (ii) the Board’s (a) [_____] Committee in the capacity as the Chairman of [_____] Committee, and (b) [_____] Committee and [_____] Committee in the capacity as a committee member of both such committees (hereinafter “Your Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called in accordance with the terms of the Company’s by-laws and/or the committee charters. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) regularly and as reasonably necessary via telephone, electronic mail or other reasonable forms of correspondence.  You hereby represent and warrant to the Company that you have the experience and qualify as an “audit committee financial expert” so that you are qualified to perform all of your duties hereunder as provided under the Expert Rule.

3.    Services for Others. You will be free to represent or perform services for other persons during the term of this Agreement, provided such services do not conflict with the services and Duties you have agreed to perform pursuant to this Letter. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, directly and/or indirectly competitive with the Company. Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.  If you perform any services for a competitor and/or your similar Duties conflict with your Duties hereunder, we may immediately terminate this Agreement and no further compensation is due you from such date on.

4.    Compensation. In consideration for your service as a member of the Board, you shall receive, for each year of service, 10,000 shares of the Company’s common stock (the “Shares”). Such Shares shall be issued in four (4) equal installments of 2,500 each quarter, pro rata if you resign or are terminated as a director of the Board or as a member of any Board committee from the date of such resignation or termination, as the late may be. The Company agrees to reimburse all of your travel, hotel, car rental, meals and other reasonable expenses relating to your attendance at meetings of the Board.

Your compensation as a director in any future periods is subject to the determination of the Board, and may differ in future periods should you continue to serve on the Board

5.   D&O Insurance Policy. You shall be included as an insured under such directors’ and officers’ liability insurance (the “D&O Insurance”) that the Company, at its sole discretion, maintains in an amount in coverage and with a carrier as determined in the Board’s discretion; provided, however, that the foregoing shall not be construed as obligating the Company to obtain and/or maintain any directors’ and officers’ liability insurance.

6.    No Assignment. Because of the nature of the services to be rendered by you, this Agreement may not be assigned by you.

7.    Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.    Definition. For purposes of this Agreement the term “Confidential Information” means:

i.  Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.  Any information which is related to the business of the Company and is generally not known by non-Company personnel, undisclosed financial information, information that could effect the Company’s financial position (whether at any given time or in the future); or

iii.           Any information that if disclosed could waive an “attorney/client” privilege; and

By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, undisclosed financial information, information that could effect the Company’s financial position (whether at any given time or in the future), concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.    Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i.    Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you; and

ii.    Information received from a third party in rightful possession of such information who is not restricted from disclosing such information.

c.    Documents. You agree that, without the express written consent of the Company, you will not directly and/or indirectly remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items or other information (whether physically, electronically or otherwise) which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event that you receive any such documents or items, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or upon termination of this agreement.

d.    No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the express prior written consent of the Company. You further agree that you will not use any Confidential Information without the express prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement and/or your termination and/or resignation as a independent director of the Company.

8.    Entire Agreement; Amendment; Waiver. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. No term of this Agreement may be amended and the observance of any term of this Agreement may not be waived except with the express prior written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

9.           Governing Law, Etc. This Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of law principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

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The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

CHINA SHANDONG INDUSTIRES, INC.

By:
Name: Jinliang Li
Title: Chief Executive Officer

AGREED AND ACCEPTED:

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Printed Name